SUB-ITEM 77C


The shareholders of MFS International New Discovery Fund, MFS Research Fund and MFS Total Return Fund (each a "Fund"), each a series of MFS Series Trust V, held special meetings of shareholders of each Fund on February 15, 2008. Shareholders represented in person or by proxy voted as follows:

Proposal 1: To approve an amendment to the current Master Distribution Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, with respect to Class R1 Shares of the Fund.


MFS International      Number of Dollars   % of Outstanding  % of Dollars Voted
New Discovery Fund                               Dollars

Affirmative               $2,658,481.91            70.791%           93.660%

Against                           $0.00             0.000%            0.000%

Abstain                     $179,947.79             4.792%            6.340%

TOTAL                     $2,838,429.70            75.583%          100.000%




MFS Research Fund      Number of Dollars   % of Outstanding  % of Dollars Voted

Affirmative               $2,803,886.90            63.774%           97.967%

Against                           $0.00             0.000%            0.000%

Abstain                      $58,180.41             1.323%            2.033%

TOTAL                     $2,862,067.31            65.097%          100.000%



MFS Total Return Fund  Number of Dollars   % of Outstanding  % of Dollars Voted

Affirmative              $11,439,874.59            51.140%           77.246%

Against                          $71.88             0.000%            0.001%

Abstain                   $3,369,698.11            15.064%           22.753%

TOTAL                    $14,809,644.58            66.204%          100.000%